Exhibit 99.1

SPACEHAB, Inc. 12130 Highway 3, Bldg. 1 Webster, Texas 77598-1504 1.713.558.5000 fax: 1.713.558.5960 www.spacehab.com

FOR IMMEDIATE RELEASE

SPACEHAB SUBSIDIARY WINS $4.9 MILLION CONTRACT

Astrotech to Provide Payload Processing Services on Multiple NASA Spacecraft Missions

Houston, Texas, September 29, 2005 – SPACEHAB, Incorporated (NASDAQ/NMS: SPAB), a leading provider of commercial space services, announced today that its Astrotech Space Operations subsidiary has been awarded a new contract by NASA/Kennedy Space Center to provide payload processing services from the Company’s high-tech facilities in Titusville, Florida.

This indefinite-delivery, indefinite-quantity (ID/IQ) contract, valued at up to $4.9 million, is for spacecraft processing services in support of several NASA spacecraft anticipated for launch next year. Currently under contract are the STEREO observatory
(http://stereo.gsfc.nasa.gov/index.shtml) and the Dawn mission (http://dawn.jpl.nasa.gov/). Also expected to be included in this contract is processing support to NASA’s THEMIS spacecraft.

“We are very excited about further expanding our services in the government sector after two decades of highly successful payload processing support to the commercial satellite market,” stated Jim Royston, Deputy General Manager of Astrotech Space Operations. “As the Kennedy Space Center Small Business Contractor of the Year in 2004, this new contract exemplifies our growing capabilities and we look forward to working with NASA again on their various exploration and research initiatives.”

Astrotech provides all support necessary for the customer to successfully process their spaceflight hardware for launch, including advance planning; use of unique facilities; and spacecraft checkout, encapsulation, fueling, transport, and remote control through launch. In its twenty-year history, Astrotech has supported the processing of over 225 spacecraft without a single impact to a customer’s mission launch schedule.

About SPACEHAB, Incorporated

SPACEHAB, Incorporated (www.spacehab.com) is a leading provider of commercial and government space services with three primary business units. The Flight Services business unit develops, owns, and operates habitat and laboratory modules and cargo carriers aboard NASA’s Space Shuttles for Space Station resupply and research purposes. SPACEHAB’s Astrotech subsidiary provides payload processing support services for both commercial and government customers at company-owned facilities in Florida and California. The Company’s Government Services business unit supports NASA’s Johnson Space Center providing configuration management, product engineering, and support services for both the International Space Station and Space Shuttle programs. Additionally, through The Space Store, Space Media provides space merchandise to the public and space enthusiasts worldwide (www.thespacestore.com).

The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Kimberly Campbell

Vice President

Corporate Marketing and Communications

SPACEHAB, Inc.

713.558.5049

campbell@spacehab.com

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